Exhibit 99.1
                                                           ------------

     Simtek Reaffirms and Refines Guidance for Second Quarter 2006
                         Mid Quarter Update
           * Revenue Projected in the High End of the Range
           * Bookings Continue Strong Pace Set in Q1
           * Recent Design Wins in New Markets
           * Projected Return to Pro-forma Profit on Schedule

COLORADO SPRINGS, Colorado- May 15, 2006 - Simtek Corporation (OTC Bulletin Board: SRAM), the inventor, pioneer, and world's leading supplier of monolithic nonvolatile static random access memory (nvSRAM) integrated circuits announced today that revenues for the quarter ended June 30, 2006 are expected to be in the upper end of the previous range of guidance $5.5 million to $6.0 million.

Revenues for the quarter are expected to be in the range of $5.8 million to $6.0 million with the book to bill ratio projected to be above 1.1 supporting continuing growth in revenue in future quarters. New production programs recently awarded to Simtek cross between new 256 kilobit designs and 1 megabit designs. Production programs are coming from diverse market segments outside of the Company's traditional RAID market, and are contributing to the Company's steady growth in demand and revenue.

The Company also reaffirms that profit on a pro-forma basis, which is GAAP Net Income minus certain non-cash items such as the amortization of the ZMD transaction and expensing of stock options, is expected to be achieved for the third and fourth quarters, with the cross-over from "loss to profit" expected to occur in June.

Harold Blomquist, chairman & CEO stated, "We are projecting growth in future quarters consistent with our prior guidance of between 10% and 15% per quarter and now that we've successfully integrated the customers acquired through the ZMD transaction, we are pleased to see that demand from all directions seems to be solid and increasing."

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that

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could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com